Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, October 18, 2022

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $1.02

Commerce Bancshares, Inc. announced earnings of $1.02 per share for the three months ended September 30, 2022, compared to $.99 per share in the same quarter last year and $.96 per share in the second quarter of 2022. Net income for the third quarter of 2022 amounted to $122.8 million, compared to $122.6 million in the third quarter of 2021 and $115.8 million in the prior quarter.

For the nine months ended September 30, 2022, earnings per share totaled $2.95, compared to $3.37 for the first nine months of 2021. Net income amounted to $356.8 million for the nine months ended September 30, 2022, compared to $415.9 million in the comparable period last year. For the current year to date, the return on average assets was 1.39%, and the return on average equity was 16.08%.

“Our third quarter results reflect the strengths of our balance sheet and diverse operating model,” said John Kemper. “Our variable rate earning assets and resilient core deposit base contributed to an expanding net interest margin and drove record quarterly net interest income. Additionally, our fee-based businesses contributed nearly 36% of total revenue.”

“In an increasingly uncertain economic environment, the bank remains well-positioned. Credit quality metrics and regulatory capital levels remain robust, and we are in a strong liquidity position to accommodate future loan growth.”

Third Quarter 2022 Financial Highlights:

•Net interest income was $246.4 million, a $14.0 million increase over the prior quarter. The net interest margin increased 22 basis points to 3.01%.

•Non-interest income totaled $138.5 million, a decrease of $913 thousand compared to the prior quarter.

•Non-interest expense totaled $212.9 million, a decrease of $621 thousand compared to the prior quarter.

•Average loan balances totaled $15.6 billion, an increase of $160.4 million, or 1.0%, over the prior quarter.

•Total average available for sale debt securities decreased 5.8%, or $826.7 million, from the prior quarter to $13.5 billion, at fair value. Purchases of securities during the quarter totaled $53.8 million, with a weighted average yield of approximately 4.52%.

Exhibit 99.1
•Average deposits declined $973.9 million, or 3.4% from the prior quarter. The average rate paid on interest bearing deposits was .21%.

•The ratio of annualized net loan charge-offs to average loans was .12% compared to .10% in the prior quarter.

•Non-accrual loans totaled $7.2 million compared to $7.9 million in the prior quarter. Non-accrual loans were .05% of total loans.

•The allowance for credit losses on loans increased $5.3 million during the third quarter to $143.4 million, and at September 30, 2022, the ratio of the allowance for credit losses on loans to total loans was .90% compared to .88% at June 30, 2022.

•The Company purchased 710,879 shares of its common stock this quarter at an average price of $70.50.

•Total assets at September 30, 2022 were $32.6 billion, a decrease of $832.8 million, or 2.5%, from the prior quarter.

•For the quarter, the return on average assets was 1.48%, the return on average equity was 17.84%, and the efficiency ratio was 55.2%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages more than 155 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Sep. 30, 2022	Jun. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
FINANCIAL SUMMARY
Net interest income	$246,373	$232,385	$214,037	$687,544	$627,767
Non-interest income	138,514	139,427	137,506	409,710	412,694
Total revenue	384,887	371,812	351,543	1,097,254	1,040,461
Investment securities gains	3,410	1,029	13,108	11,602	39,765
Provision for credit losses	15,290	7,162	(7,385)	12,594	(59,272)
Non-interest expense	212,884	213,505	211,620	632,037	602,319
Income before taxes	160,123	152,174	160,416	464,225	537,179
Income taxes	33,936	32,021	34,662	97,859	111,947
Non-controlling interest expense	3,364	4,359	3,193	9,595	9,373
Net income attributable to Commerce Bancshares, Inc.	$122,823	$115,794	$122,561	$356,771	$415,859
Earnings per common share:
Net income — basic	$1.03	$0.96	$1.00	$2.96	$3.38
Net income — diluted	$1.02	$0.96	$0.99	$2.95	$3.37
Effective tax rate	21.65%	21.66%	22.05%	21.52%	21.21%
Fully-taxable equivalent net interest income	$248,737	$235,010	$216,858	$695,140	$636,692
Average total interest earning assets (1)	$32,807,393	$33,839,655	$33,306,752	$33,853,577	$32,388,139
Diluted wtd. average shares outstanding	119,158,652	119,920,218	121,881,091	119,892,983	122,183,464

RATIOS
Average loans to deposits (2)	56.40%	53.93%	54.44%	54.05%	57.91%
Return on total average assets	1.48	1.36	1.40	1.39	1.65
Return on average equity (3)	17.84	16.29	13.74	16.08	16.14
Non-interest income to total revenue	35.99	37.50	39.11	37.34	39.66
Efficiency ratio (4)	55.19	57.29	59.95	57.48	57.76
Net yield on interest earning assets	3.01	2.79	2.58	2.75	2.63

EQUITY SUMMARY
Cash dividends per share	$.265	$.265	$.250	$.795	$.750
Cash dividends on common stock	$31,740	$31,935	$30,645	$95,818	$92,204
Book value per share (5)	$19.86	$22.29	$28.58
Market value per share (5)	$66.16	$65.65	$66.36
High market value per share	$73.97	$74.32	$72.08
Low market value per share	$64.20	$62.80	$61.81
Common shares outstanding (5)	119,361,141	120,032,698	122,148,786
Tangible common equity to tangible assets (6)	6.80%	7.56%	9.71%
Tier I leverage ratio	9.87%	9.45%	9.31%

OTHER QTD INFORMATION
Number of bank/ATM locations	277	279	292
Full-time equivalent employees	4,595	4,579	4,582
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2021.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Nine Months Ended
	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
Interest income	$262,666	$238,154	$211,782	$210,479	$216,981	$712,602	$637,811
Interest expense	16,293	5,769	2,996	2,822	2,944	25,058	10,044
Net interest income	246,373	232,385	208,786	207,657	214,037	687,544	627,767
Provision for credit losses	15,290	7,162	(9,858)	(7,054)	(7,385)	12,594	(59,272)
Net interest income after credit losses	231,083	225,223	218,644	214,711	221,422	674,950	687,039
NON-INTEREST INCOME
Trust fees	45,406	46,792	47,811	48,893	48,950	140,009	139,334
Bank card transaction fees	45,638	43,873	42,045	44,773	42,815	131,556	123,118
Deposit account charges and other fees	24,521	25,564	22,307	25,493	25,161	72,392	71,724
Consumer brokerage services	5,085	5,068	4,446	4,878	4,900	14,599	13,484
Capital market fees	3,393	3,327	4,125	3,841	3,794	10,845	12,102
Loan fees and sales	3,094	3,246	4,235	5,248	6,842	10,575	24,472
Other	11,377	11,557	6,800	14,573	5,044	29,734	28,460
Total non-interest income	138,514	139,427	131,769	147,699	137,506	409,710	412,694
INVESTMENT SECURITIES GAINS (LOSSES), NET	3,410	1,029	7,163	(9,706)	13,108	11,602	39,765
NON-INTEREST EXPENSE
Salaries and employee benefits	137,393	142,243	135,953	132,640	132,824	415,589	392,608
Data processing and software	28,050	27,635	27,016	25,777	25,598	82,701	76,015
Net occupancy	12,544	12,503	12,296	12,308	12,329	37,343	35,877
Equipment	5,036	4,734	4,568	4,691	4,440	14,338	13,398
Supplies and communication	4,581	4,361	4,713	4,430	4,530	13,655	12,688
Marketing	6,228	5,836	6,344	5,395	5,623	18,408	16,461
Other	19,052	16,193	14,758	18,341	26,276	50,003	55,272
Total non-interest expense	212,884	213,505	205,648	203,582	211,620	632,037	602,319
Income before income taxes	160,123	152,174	151,928	149,122	160,416	464,225	537,179
Less income taxes	33,936	32,021	31,902	33,764	34,662	97,859	111,947
Net income	126,187	120,153	120,026	115,358	125,754	366,366	425,232
Less non-controlling interest expense	3,364	4,359	1,872	452	3,193	9,595	9,373
Net income attributable to Commerce Bancshares, Inc.	$122,823	$115,794	$118,154	$114,906	$122,561	$356,771	$415,859
Net income per common share — basic	$1.03	$0.96	$0.97	$0.94	$1.00	$2.96	$3.38
Net income per common share — diluted	$1.02	$0.96	$0.97	$0.94	$0.99	$2.95	$3.37

OTHER INFORMATION
Return on total average assets	1.48%	1.36%	1.33%	1.28%	1.40%	1.39%	1.65%
Return on average equity (1)	17.84	16.29	14.41	13.11	13.74	16.08	16.14
Efficiency ratio (2)	55.19	57.29	60.29	57.29	59.95	57.48	57.76
Effective tax rate	21.65	21.66	21.26	22.71	22.05	21.52	21.21
Net yield on interest earning assets	3.01	2.79	2.45	2.43	2.58	2.75	2.63
Fully-taxable equivalent net interest income	$248,737	$235,010	$211,393	$210,424	$216,858	$695,140	$636,692
(1)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Sep. 30, 2022	Jun. 30, 2022	Sep. 30, 2021
ASSETS
Loans
Business	$5,528,895	$5,441,592	$5,277,850
Real estate — construction and land	1,206,955	1,266,260	1,257,836
Real estate — business	3,331,627	3,215,578	2,937,852
Real estate — personal	2,862,519	2,836,835	2,769,292
Consumer	2,116,371	2,089,592	2,049,559
Revolving home equity	286,026	271,854	281,442
Consumer credit card	563,349	558,102	569,976
Overdrafts	3,216	6,814	4,583
Total loans	15,898,958	15,686,627	15,148,390
Allowance for credit losses on loans	(143,377)	(138,039)	(162,775)
Net loans	15,755,581	15,548,588	14,985,615
Loans held for sale	8,062	6,467	16,043
Investment securities:
Available for sale debt securities	12,632,510	13,700,308	14,165,656
Trading debt securities	39,222	34,195	40,114
Equity securities	8,954	8,546	9,174
Other securities	222,742	207,989	184,450
Total investment securities	12,903,428	13,951,038	14,399,394
Federal funds sold	14,020	26,000	—
Securities purchased under agreements to resell	1,275,000	1,450,000	1,750,000
Interest earning deposits with banks	642,943	684,994	1,888,545
Cash and due from banks	344,178	355,524	344,460
Premises and equipment — net	407,833	397,877	377,476
Goodwill	138,921	138,921	138,921
Other intangible assets — net	15,599	15,853	14,458
Other assets	1,097,031	860,108	582,631
Total assets	$32,602,596	$33,435,370	$34,497,543
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$10,468,591	$11,102,585	$11,622,855
Savings, interest checking and money market	16,014,487	16,063,064	14,907,654
Certificates of deposit of less than $100,000	391,145	404,096	452,432
Certificates of deposit of $100,000 and over	597,093	601,488	1,163,343
Total deposits	27,471,316	28,171,233	28,146,284
Federal funds purchased and securities sold under agreements to repurchase	2,314,590	2,234,296	2,253,753
Other borrowings	1,831	6,025	4,006
Other liabilities	443,752	348,503	602,279
Total liabilities	30,231,489	30,760,057	31,006,322
Stockholders’ equity:
Common stock	610,804	610,804	589,352
Capital surplus	2,683,631	2,682,161	2,427,544
Retained earnings	353,446	262,363	396,655
Treasury stock	(176,943)	(129,588)	(92,047)
Accumulated other comprehensive income	(1,119,344)	(766,894)	159,166
Total stockholders’ equity	2,351,594	2,658,846	3,480,670
Non-controlling interest	19,513	16,467	10,551
Total equity	2,371,107	2,675,313	3,491,221
Total liabilities and equity	$32,602,596	$33,435,370	$34,497,543

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
ASSETS:
Loans:
Business	$5,317,696	$5,385,181	$5,324,172	$5,191,844	$5,437,498
Real estate — construction and land	1,288,721	1,225,267	1,134,902	1,228,237	1,168,566
Real estate — business	3,258,128	3,163,508	3,095,068	3,003,459	2,982,847
Real estate — personal	2,844,376	2,825,578	2,808,980	2,785,095	2,775,638
Consumer	2,101,622	2,070,560	2,040,200	2,043,690	2,041,263
Revolving home equity	280,923	272,280	273,859	276,464	281,689
Consumer credit card	550,058	537,681	540,844	559,429	566,406
Overdrafts	4,438	5,524	5,178	4,926	5,110
Total loans	15,645,962	15,485,579	15,223,203	15,093,144	15,259,017
Allowance for credit losses on loans	(137,833)	(134,670)	(149,685)	(162,428)	(172,112)
Net loans	15,508,129	15,350,909	15,073,518	14,930,716	15,086,905
Loans held for sale	7,170	7,933	9,383	11,203	16,021
Investment securities:
U.S. government and federal agency obligations	1,113,442	1,119,305	1,103,749	1,009,025	727,566
Government-sponsored enterprise obligations	55,753	55,762	51,770	50,777	50,785
State and municipal obligations	2,052,908	2,126,380	2,077,600	2,095,517	2,039,942
Mortgage-backed securities	6,847,912	7,158,252	7,316,609	7,141,249	7,115,419
Asset-backed securities	3,870,953	4,038,113	3,933,061	3,514,541	3,028,076
Other debt securities	587,026	643,463	636,247	629,643	608,642
Unrealized gain (loss) on debt securities	(1,064,534)	(851,110)	(174,297)	86,020	230,058
Total available for sale debt securities	13,463,460	14,290,165	14,944,739	14,526,772	13,800,488
Trading debt securities	35,621	43,904	40,686	46,513	32,238
Equity securities	8,838	9,094	9,498	9,171	8,756
Other securities	208,708	195,090	192,311	190,346	183,397
Total investment securities	13,716,627	14,538,253	15,187,234	14,772,802	14,024,879
Federal funds sold	13,486	4,269	1,053	564	792
Securities purchased under agreements to resell	1,379,341	1,703,569	1,733,887	1,669,835	1,633,205
Interest earning deposits with banks	980,273	1,248,942	2,608,029	2,856,992	2,602,896
Other assets	1,256,498	1,238,493	1,304,400	1,288,323	1,261,277
Total assets	$32,861,524	$34,092,368	$35,917,504	$35,530,435	$34,625,975

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$10,758,353	$11,209,680	$11,544,701	$11,919,268	$11,475,113
Savings	1,595,857	1,609,694	1,563,093	1,507,199	1,484,923
Interest checking and money market	14,423,713	14,847,306	14,949,727	13,873,985	13,343,180
Certificates of deposit of less than $100,000	397,071	411,655	429,852	441,920	464,367
Certificates of deposit of $100,000 and over	578,158	648,728	862,232	1,105,480	1,289,665
Total deposits	27,753,152	28,727,063	29,349,605	28,847,852	28,057,248
Borrowings:
Federal funds purchased	51,929	113,128	23,356	20,848	13,606
Securities sold under agreements to repurchase	2,199,866	2,258,184	2,712,468	2,620,348	2,347,270
Other borrowings	2,010	2,029	768	1,078	347
Total borrowings	2,253,805	2,373,341	2,736,592	2,642,274	2,361,223
Other liabilities	123,691	139,986	505,644	562,102	667,786
Total liabilities	30,130,648	31,240,390	32,591,841	32,052,228	31,086,257
Equity	2,730,876	2,851,978	3,325,663	3,478,207	3,539,718
Total liabilities and equity	$32,861,524	$34,092,368	$35,917,504	$35,530,435	$34,625,975

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
ASSETS:
Loans:
Business (1)	3.94%	3.16%	2.93%	3.16%	3.43%
Real estate — construction and land	5.27	4.09	3.76	3.61	3.51
Real estate — business	4.40	3.70	3.38	3.41	3.46
Real estate — personal	3.36	3.27	3.28	3.21	3.27
Consumer	4.17	3.62	3.59	3.65	3.71
Revolving home equity	4.82	3.69	3.48	3.47	3.46
Consumer credit card	12.05	11.32	11.35	11.06	11.29
Overdrafts	—	—	—	—	—
Total loans	4.37	3.72	3.54	3.62	3.74
Loans held for sale	8.80	8.14	6.48	5.10	4.63
Investment securities:
U.S. government and federal agency obligations	4.51	4.93	3.42	3.11	5.74
Government-sponsored enterprise obligations	2.36	2.39	2.33	2.30	2.30
State and municipal obligations (1)	2.27	2.30	2.29	2.26	2.35
Mortgage-backed securities	1.93	1.99	1.98	1.40	1.53
Asset-backed securities	1.62	1.35	1.13	1.03	1.08
Other debt securities	1.93	1.97	2.00	2.07	2.04
Total available for sale debt securities	2.09	2.08	1.91	1.59	1.80
Trading debt securities (1)	2.74	2.46	1.84	1.54	1.01
Equity securities (1)	27.11	26.90	26.00	27.64	23.92
Other securities (1)	7.09	22.38	5.91	18.39	7.46
Total investment securities	2.18	2.36	1.97	1.82	1.89
Federal funds sold	2.77	1.79	.39	.70	.50
Securities purchased under agreements to resell	1.72	1.03	1.24	1.62	2.19
Interest earning deposits with banks	2.25	.78	.18	.15	.15
Total interest earning assets	3.21	2.86	2.49	2.47	2.62

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.04	.04	.05	.08	.08
Interest checking and money market	.20	.06	.04	.04	.05
Certificates of deposit of less than $100,000.41		.20	.13	.14	.18
Certificates of deposit of $100,000 and over	.60	.29	.20	.14	.14
Total interest bearing deposits	.21	.07	.05	.05	.06
Borrowings:
Federal funds purchased	2.41	.79	.12	.11	.10
Securities sold under agreements to repurchase	1.37	.48	.10	.08	.08
Other borrowings	1.78	2.37	.53	—	1.14
Total borrowings	1.39	.50	.10	.08	.08
Total interest bearing liabilities	.34%	.12%	.06%	.06%	.06%

Net yield on interest earning assets	3.01%	2.79%	2.45%	2.43%	2.58%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except ratios)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$138,039	$134,710	$150,044	$162,775	$172,395	$150,044	$220,834
Provision for credit losses on loans	10,150	7,287	(10,686)	(8,474)	(5,961)	6,751	(43,749)
Net charge-offs (recoveries):
Commercial portfolio:
Business	461	19	77	90	65	557	(4,848)
Real estate — construction and land	—	—	—	—	—	—	1
Real estate — business	(8)	(1)	(7)	6	(5)	(16)	(70)
	453	18	70	96	60	541	(4,917)
Personal banking portfolio:
Consumer credit card	2,882	2,937	3,372	2,964	2,908	9,191	17,044
Consumer	827	633	808	919	496	2,268	1,637
Overdraft	703	425	358	375	243	1,486	544
Real estate — personal	(15)	(41)	22	(71)	(26)	(34)	(27)
Revolving home equity	(38)	(14)	18	(26)	(22)	(34)	29
	4,359	3,940	4,578	4,161	3,599	12,877	19,227
Total net loan charge-offs	4,812	3,958	4,648	4,257	3,659	13,418	14,310
Balance at end of period	$143,377	$138,039	$134,710	$150,044	$162,775	$143,377	$162,775
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$30,047	$24,907	$25,032	$24,204	$22,784

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.03%	—%	.01%	.01%	—%	.01%	(.11%)
Real estate — construction and land	—	—	—	—	—	—	—
Real estate — business	—	—	—	—	—	—	—
	.02	—	—	—	—	.01	(.06)
Personal banking portfolio:
Consumer credit card	2.08	2.19	2.53	2.10	2.04	2.26	3.91
Consumer	.16	.12	.16	.18	.10	.15	.11
Overdraft	62.85	30.86	28.04	30.20	18.87	39.39	17.59
Real estate — personal	—	(.01)	—	(.01)	—	—	—
Revolving home equity	(.05)	(.02)	.03	(.04)	(.03)	(.02)	.01
	.30	.28	.33	.29	.25	.30	.45
Total	.12%	.10%	.12%	.11%	.10%	.12%	.12%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.05%	.05%	.06%	.07%
Allowance for credit losses on loans to total loans	.90	.88	.87	.99	1.07

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$5,645	$6,314	$6,756	$7,312	$8,293
Real estate — construction and land	—	—	—	—	—
Real estate — business	149	167	190	214	577
Real estate — personal	1,390	1,436	1,389	1,631	1,551
Total	7,184	7,917	8,335	9,157	10,421
Loans past due 90 days and still accruing interest	$12,538	$11,909	$10,670	$11,726	$10,496
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2022
For the quarter ended September 30, 2022, net income amounted to $122.8 million, compared to $115.8 million in the previous quarter and $122.6 million in the same quarter last year. The increase in net income compared to the previous quarter was primarily the result of an increase in net interest income, partly offset by an increase in the provision for credit losses. The net yield on interest earning assets grew 22 basis points to 3.01%. Average loans grew $160.4 million compared to the previous quarter, while average available for sale debt securities and average deposits declined $826.7 million and $973.9 million, respectively. For the quarter, the return on average assets was 1.48%, the return on average equity was 17.84%, and the efficiency ratio was 55.2%.

Balance Sheet Review
During the 3rd quarter of 2022, average loans totaled $15.6 billion, an increase of $160.4 million over the prior quarter, and $386.9 million, or 2.5%, over the same quarter last year. Compared to the previous quarter, average balances of business real estate, construction, and consumer loans grew $94.6 million, $63.5 million, and $31.1 million, respectively, while business loans declined $67.5 million. Period end loans increased $212.3 million compared to the prior quarter. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $16.7 million, compared to $36.6 million in the prior quarter.

Total average available for sale debt securities decreased $826.7 million compared to the previous quarter to $13.5 billion, at fair value. The decrease in investment securities was mainly the result of lower balances of mortgage-backed and other asset-backed securities. During the current quarter, purchases of securities totaled $53.8 million with a weighted average yield of approximately 4.52%. Sales, maturities and pay downs were $658.2 million. At September 30, 2022, the duration of the investment portfolio was 3.9 years, and maturities and pay downs of approximately $2.4 billion are expected to occur during the next 12 months.

Total average deposits decreased $973.9 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower demand deposits and interest checking and money market deposits of $451.3 million and $423.6 million, respectively. Compared to the previous quarter, total average commercial, wealth, and consumer deposits declined $353.4 million, $327.3 million, and $291.1 million, respectively. The average loans to deposits ratio was 56.4% in the current quarter and 53.9% in the prior quarter. The Company’s average borrowings, which include customer repurchase agreements, were $2.3 billion in the 3rd quarter of 2022 and $2.4 billion in the prior quarter.

Net Interest Income
Net interest income in the 3rd quarter of 2022 amounted to $246.4 million, an increase of $14.0 million compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $13.7 million over the previous quarter to $248.7 million. The increase in net interest income was due to higher interest earned on loans, partly offset by lower interest earned on investment securities and higher interest expense. The net yield (FTE) on earning assets increased to 3.01%, compared to 2.79% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $28.9 million, mostly due to higher average rates on business, business real estate, construction, and consumer loans. The average yield (FTE) on the loan portfolio increased 65 basis points to 4.37% this quarter.

Interest income on investment securities (FTE) decreased $9.1 million compared to the prior quarter, due to lower rates earned, coupled with lower average balances. Interest income earned on U.S. government and federal agency securities decreased due to lower rates earned, which included the impact of $1.0 million in lower inflation income from Treasury inflation-protected securities this quarter. Additionally, $6.5 million of non-accrual interest was received on the sale of a private equity investment last quarter. At September 30, 2022, the Company recorded a $1.5 million adjustment to premium amortization, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities, but it was less than the $5.0 million adjustment recorded in the prior quarter. The average yield (FTE) on total investment securities was 2.18% in the current quarter, compared to 2.36% in the previous quarter.

The average rate paid on interest bearing deposits totaled .21% in the current quarter compared to .07% in the prior quarter. Interest expense on deposits increased $5.9 million this quarter compared to the previous quarter, while interest expense on securities sold under agreements to repurchase increased $4.9 million, due to an 89 basis point increase in the average rate paid. The overall rate paid on interest bearing liabilities was .34% in the current quarter compared to .12% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2022, total non-interest income amounted to $138.5 million, an increase of $1.0 million compared to the same period last year and decreased $913 thousand compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to sweep and bank card fees, mostly offset by lower loan fees and sales and trust fees. The decrease in non-interest income compared to the prior quarter was mainly due to lower trust and

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2022
deposit account fees, and income of $2.2 million recorded last quarter from a life insurance death benefit. These decreases were mostly offset by higher bank card and sweep fees.

Total net bank card fees in the current quarter increased $2.8 million, or 6.6%, over the same period last year, and increased $1.8 million compared to the prior quarter. Net corporate card fees increased $3.0 million, or 12.6%, over the same quarter of last year mainly due to higher interchange fee income, partly offset by higher rewards expense. Net debit card fees increased $106 thousand, or 1.0%, and net merchant fees increased $30 thousand, or .6%, while net credit card fees decreased $266 thousand, or 6.9%. Total net bank card fees this quarter were comprised of fees on corporate card ($26.3 million), debit card ($10.5 million), merchant ($5.2 million) and credit card ($3.6 million) transactions.

In the current quarter, trust fees decreased $3.5 million, or 7.2%, from the same period last year, resulting from lower private client fee income. Compared to the same period last year, deposit account fees decreased $640 thousand, or 2.5%, mainly due to lower overdraft and return item fees. Loan fees and sales, mostly mortgage banking revenue, declined $3.7 million, or 54.8%, compared to amounts recorded in the same quarter last year.

Other non-interest income increased over the same period last year primarily due to higher sweep fees of $3.4 million and a $2.0 million loss on an equity method investment recorded in the 3rd quarter of 2021. For the 3rd quarter of 2022, non-interest income comprised 36.0% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $3.4 million in the current quarter, compared to gains of $1.0 million in the prior quarter and gains of $13.1 million in the 3rd quarter of 2021. Net securities gains in the current quarter primarily resulted from net fair value gains of $14.1 million in the Company’s private equity investment portfolio, mostly offset by a loss of $10.7 million on the sale of an available for sale security.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $212.9 million, compared to $211.6 million in the same period last year and $213.5 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries expense, data processing and software expense, and travel and entertainment expense, mostly offset by $8.2 million in litigation settlement costs recorded last year. The decrease in non-interest expense compared to the prior quarter was mainly due to lower salaries expense driven by an accrual of $5.4 million for special bonuses recorded last quarter, and higher other non-interest expense.
Compared to the 3rd quarter of last year, salaries and employee benefits expense increased $4.6 million, due to higher full-time salaries expense of $5.6 million, or 6.4%, partly offset by lower incentive compensation expense of $2.5 million. Full-time equivalent employees totaled 4,595 and 4,582 at September 30, 2022 and 2021, respectively.

Compared to the same period last year, data processing and software expense increased $2.5 million due to higher software amortization, bank card processing fees and increased costs for service providers this quarter. Marketing expense increased $605 thousand, while other non-interest expense decreased $7.2 million. This decrease was mainly due to $8.2 million in litigation settlement costs recorded last year, lower legal and professional fees of $1.1 million and higher deferred loan origination costs of $755 thousand. These decreases to expense were partly offset by increases in travel and entertainment expense and insurance expense of $1.5 million and $619 thousand, respectively.

Income Taxes
The effective tax rate for the Company was 21.6% in the current quarter, 21.7% in the previous quarter, and 22.0% in the 3rd quarter of 2021.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2022 amounted to $4.8 million, compared to $4.0 million in the prior quarter and $3.7 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .12% in the current quarter, .10% in the previous quarter, and .10% in the 3rd quarter of last year. Net loan charge-offs on personal banking loans increased $419 thousand to $4.4 million.

In the 3rd quarter of 2022, annualized net loan charge-offs on average consumer credit card loans were 2.08%, compared to 2.19% in the previous quarter, and 2.04% in the same quarter last year. Consumer loan net charge-offs were .16% of average consumer loans in the current quarter, .12% in the prior quarter, and .10% in the same quarter last year.

At September 30, 2022, the allowance for credit losses on loans totaled $143.4 million, or .90% of total loans, and increased $5.3 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at September 30, 2022 was $30.0 million, an increase of $5.1 million compared to the liability at June 30, 2022.

At September 30, 2022, total non-accrual loans amounted to $7.2 million, a decrease of $733 thousand from the previous quarter. At September 30, 2022, the balance of non-accrual loans, which represented .05% of loans outstanding, included business loans of $5.6 million, personal real estate loans of $1.4 million, and business real estate loans of $149 thousand. Loans more than 90 days past due

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2022
and still accruing interest totaled $12.5 million at September 30, 2022.

Other
During the 3rd quarter of 2022, the Company paid a cash dividend of $.265 per common share, representing a 6.0% increase over the same period last year. The Company purchased 710,879 shares of treasury stock during the current quarter at an average price of $70.50.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.